Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Health In Tech, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(1)	457(a)	29,532,889	$1.00	$29,532,889.00	0.0001381	$4,078.50

Total Offering Amounts:							$29,532,889.00		4,078.50
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$4,078.50

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Offering Note(s)

(1)	1(a) Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional shares of Class A common stock, par value $0.001 per share ("Common Stock") of Health In Tech, Inc. (the “Company”) as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. 1

1(b) Includes 29,532,889 shares of Common Stock that may be issued to YA II PN, LTD ("Yorkville"), subject to certain conditions, pursuant to the Standby Equity Purchase Agreement, dated as of August 12, 2026, by and between the Company and Yorkville.

1(c) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the closing price of the Company's Common Stock as reported on the Nasdaq Capital Market on September 2 2026, which date is within five business days of the filing of this Registration Statement.